Exhibit 99.1

Liberty Broadband Corporation Announces Special Meeting of Stockholders

Liberty Broadband Corporation (Nasdaq: LBRDA, LBRDK) (“Liberty”) will be holding a Special Meeting of Stockholders on Wednesday, September 23, 2015, at 8:30 a.m., M.D.T., at the corporate offices of Starz, 8900 Liberty Circle, Englewood, Colorado 80112. The record date for the meeting is 5:00 p.m., New York City time, on August 6, 2015. At the special meeting, holders will be asked to vote on proposals relating to Liberty’s issuance of shares of its Series C common stock to third party investors, the proceeds of which will fund all or a portion of Liberty’s purchase of $4.3 billion of stock of a new publicly traded Charter Communications, Inc. following its proposed merger with Time Warner Cable, Inc., all as previously announced.

About Liberty Broadband Corporation

Liberty Broadband Corporation (Nasdaq: LBRDA, LBRDK) is comprised of, among other things, its interest in Charter Communications, its subsidiary TruePosition and a minority equity investment in Time Warner Cable.

CONTACT:

Liberty Broadband Corporation

Courtnee Ulrich, 720-875-5420